                                                                    Exhibit 99.1


        MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

     First National Bankshares of Florida, Inc. is responsible for the preparation, integrity, and fair presentation of the consolidated financial statements and related notes included in this annual report. The consolidated financial statements and notes included in this annual report have been prepared in conformity with accounting principles generally accepted in the United States and necessarily include some amounts that are based on management's best estimates and judgments. The consolidated financial statements have been audited and reported on by our independent auditors, Ernst & Young LLP, who were given free access to all financial records and related data, including minutes of the meetings of the Board of Directors and Committees of the Board. We believe that the representations made to the independent auditors were valid and appropriate.

     We, along with all other members of management, are responsible for establishing and maintaining effective internal controls over financial reporting that are designed to produce reliable financial statements in conformity with accounting principles generally accepted in the United States. We have also established disclosure controls and procedures to ensure that all information which would be relevant to the shareholder is disclosed in a timely and forthright manner. The system of internal and disclosure controls over financial reporting as it relates to the financial statements contains self-monitoring mechanisms, and compliance is tested and evaluated through a program of internal audits. Our internal audit function monitors the operation of the internal and disclosure control system and reports findings and recommendations to management and to the Audit Committee of the Board of Directors. Actions are taken to correct potential deficiencies as they are identified. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that controls can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in condition, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation.

     The Audit Committee, consisting entirely of outside directors, meets regularly with management, internal auditors and independent auditors, and reviews audit plans and results, as well as management's actions taken in discharging responsibilities for accounting, financial reporting, and internal controls. The independent auditors and the internal auditors have full and complete access to the Audit Committee at all times, with no member of management present, to discuss the results of their examinations.

     We believe that our long-standing emphasis on the highest standards of conduct and ethics, embodied in comprehensive written policies, also serves to reinforce its system of internal controls. Ongoing communications and review programs are designed to help ensure compliance with this code.

     Management assessed First National Bankshares of Florida, Inc.'s system of internal control over financial reporting as of December 31, 2003, in relation to criteria for effective internal control over financial reporting as described in "Internal Control -- Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2003, our system of internal control over financial reporting met those criteria.

               /s/ GARY L. TICE                            /s/ ROBERT T. REICHERT
---------------------------------------------  ---------------------------------------------
                 Gary L. Tice                                Robert T. Reichert
     Chairman and Chief Executive Officer          Senior Vice President, Chief Financial
                                                           Officer and Treasurer

                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
First National Bankshares of Florida, Inc.

     We have audited the accompanying consolidated balance sheets of First National Bankshares of Florida, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First National Bankshares of Florida, Inc. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST AND YOUNG LLP

Birmingham, Alabama
February 24, 2004

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
                                       ASSETS
Cash and due from banks.....................................  $   99,664   $  117,359
Interest bearing deposits with banks........................       5,128          960
Federal funds sold..........................................         866        8,981
Mortgage loans held for sale................................      15,153       24,400
Securities available for sale...............................     763,305      368,644
Securities held to maturity (fair value of $12,531 and
  $17,229)..................................................      12,029       16,625
Loans, net of unearned income of $774 and $1,710............   2,449,382    1,960,895
Allowance for loan losses...................................     (28,104)     (21,421)
                                                              ----------   ----------
     NET LOANS..............................................   2,421,278    1,939,474
Premises and equipment......................................     120,117       75,611
Goodwill....................................................     173,729       62,678
Other assets................................................     139,867      120,472
                                                              ----------   ----------
                                                              $3,751,136   $2,735,204
                                                              ==========   ==========
                                     LIABILITIES
Deposits
  Non-interest bearing......................................  $  451,837   $  360,917
  Interest bearing..........................................   2,268,152    1,761,135
                                                              ----------   ----------
     TOTAL DEPOSITS.........................................   2,719,989    2,122,052
Short-term borrowings.......................................     354,051      260,410
Long-term debt..............................................     271,000       50,591
Other liabilities...........................................      40,981       34,070
                                                              ----------   ----------
     TOTAL LIABILITIES......................................   3,386,021    2,467,123
STOCKHOLDER'S EQUITY
Common stock -- $0.01 par value
  Authorized -- 500,000,000 shares
  Issued and outstanding -- 46,317,300 shares...............         463           --
Additional paid-in capital..................................     341,615           --
Retained earnings...........................................      21,139           --
Subsidiary equity...........................................          --      263,032
Accumulated other comprehensive income......................       1,898        5,049
                                                              ----------   ----------
     TOTAL STOCKHOLDER'S EQUITY.............................     365,115      268,081
                                                              ----------   ----------
     TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.............  $3,751,136   $2,735,204
                                                              ==========   ==========

          See accompanying Notes to Consolidated Financial Statements

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2003       2002       2001
                                                              --------   --------   --------
                                                              (DOLLARS IN THOUSANDS, EXCEPT
                                                                     PER SHARE DATA)
INTEREST INCOME
Loans, including fees.......................................  $137,197   $133,027   $131,190
Securities:
  Taxable...................................................    24,933     15,283     12,849
  Nontaxable................................................     2,893        831        785
  Dividends.................................................     1,110        759        665
Other.......................................................       161      1,031      3,239
                                                              --------   --------   --------
     TOTAL INTEREST INCOME..................................   166,294    150,931    148,728
INTEREST EXPENSE
Deposits....................................................    35,605     41,126     56,012
Short-term borrowings.......................................     2,373      1,994      5,067
Long-term debt..............................................     4,868      4,179      4,237
                                                              --------   --------   --------
     TOTAL INTEREST EXPENSE.................................    42,846     47,299     65,316
                                                              --------   --------   --------
     NET INTEREST INCOME....................................   123,448    103,632     83,412
Provision for loan losses...................................     7,184      5,470      4,468
                                                              --------   --------   --------
     NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES....   116,264     98,162     78,944
NON-INTEREST INCOME
Insurance premiums, commissions and fees....................    26,182     25,444     23,405
Service charges.............................................    18,115     13,900     11,314
Securities commissions and fees.............................     3,791      2,607      1,838
Trust.......................................................     2,768      2,082      1,563
Gain (loss) on sale of securities...........................       443        (28)         5
Gain on sale of mortgage loans..............................     5,590      5,133      5,059
Other.......................................................     5,527      5,590      4,796
                                                              --------   --------   --------
     TOTAL NON-INTEREST INCOME..............................    62,416     54,728     47,980
                                                              --------   --------   --------
                                                               178,680    152,890    126,924
NON-INTEREST EXPENSE
Salaries and employee benefits..............................    76,652     60,487     48,403
Net occupancy...............................................    10,138      7,500      5,718
Equipment...................................................     8,913      7,014      5,989
Amortization of intangibles.................................     1,266        998      1,314
Merger and consolidation related............................     1,235        413      2,714
Other.......................................................    32,094     28,029     29,450
                                                              --------   --------   --------
     TOTAL NON-INTEREST EXPENSE.............................   130,298    104,441     93,588
                                                              --------   --------   --------
     INCOME BEFORE INCOME TAXES.............................    48,382     48,449     33,336
Income taxes................................................    16,631     16,385     12,120
                                                              --------   --------   --------
     NET INCOME.............................................  $ 31,751   $ 32,064   $ 21,216
                                                              ========   ========   ========
EARNINGS PER COMMON SHARE
  Basic.....................................................  $    .69   $    .70   $    .48
                                                              ========   ========   ========
  Diluted...................................................  $    .68   $    .68   $    .47
                                                              ========   ========   ========

          See accompanying Notes to Consolidated Financial Statements

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                                    ACCUMULATED
                                                           ADDITIONAL                  OTHER
                                COMPREHENSIVE    COMMON     PAID-IN     RETAINED   COMPREHENSIVE
                                   INCOME        STOCK      CAPITAL     EARNINGS      INCOME        TOTAL
                                -------------   --------   ----------   --------   -------------   --------
                                                          (DOLLARS IN THOUSANDS)
BALANCE AT JANUARY 1, 2001....                  $ 40,489    $ 83,290    $ 46,894      $   201      $170,874
Net Income....................     $21,216                                21,216
Change in other comprehensive
  income......................       2,145                                              2,145
                                   -------
Comprehensive income..........     $23,361
                                   =======
Dividends paid................                                           (20,118)
Capital contribution from
  F.N.B. Corporation..........                                 5,349
Consolidation of subsidiary
  charters....................                   (15,184)     15,184
                                                --------    --------    --------      -------      --------
BALANCE AT DECEMBER 31,
  2001........................                    25,305     103,823      47,992        2,346       179,466
Net Income....................     $32,064                                32,064
Change in other comprehensive
  income......................       2,703                                              2,703
                                   -------
Comprehensive income..........     $34,767
                                   =======
Dividends paid................                                           (24,516)
Capital contribution from
  F.N.B. Corporation..........                                78,364
                                                --------    --------    --------      -------      --------
BALANCE AT DECEMBER 31,
  2002........................                    25,305     182,187      55,540        5,049       268,081
Net Income....................     $31,751                                31,751
Change in other comprehensive
  income......................      (3,151)                                            (3,151)
                                   -------
Comprehensive income..........     $28,600
                                   =======
Dividends paid................                                           (66,152)
Capital contribution from
  F.N.B. Corporation..........                               174,586
Cash paid in connection with
  the spin-off of the Florida
  operations of F.N.B.
  Corporation.................                               (40,000)
Exchange of common stock in
  connection with the spin-off
  of the Florida operations of
  F.N.B. Corporation..........                   (24,842)     24,842
                                                --------    --------    --------      -------      --------
BALANCE AT DECEMBER 31,
  2003........................                  $    463    $341,615    $ 21,139      $ 1,898      $365,115
                                                ========    ========    ========      =======      ========

          See accompanying Notes to Consolidated Financial Statements.

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                             ---------------------------------
                                                               2003        2002        2001
                                                             ---------   ---------   ---------
                                                                  (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net income.................................................  $  31,751   $  32,064   $  21,216
Adjustments to reconcile net income to net cash flows from
  operating activities:
  Depreciation and amortization............................     16,826       7,712       7,202
  Provision for loan losses................................      7,184       5,470       4,468
  Deferred taxes...........................................     (6,539)     (7,373)     (3,195)
  (Gain) loss on sale of securities........................       (443)         28          (5)
  Gain on sale of mortgage loans...........................     (5,590)     (5,133)     (5,059)
  Proceeds from sale of mortgage loans.....................    356,037     345,386     222,188
  Mortgage loans originated for sale.......................   (341,200)   (363,331)   (217,410)
  Net change in:
     Interest receivable...................................     (2,019)     (1,164)      2,100
     Interest payable......................................     (1,521)      1,635      (1,789)
  Other, net...............................................     20,643      (5,872)      6,833
                                                             ---------   ---------   ---------
     Net cash flows from operating Activities..............     75,129       9,422      36,549
                                                             ---------   ---------   ---------
INVESTING ACTIVITIES
Net change in:
  Interest bearing deposits with banks.....................     (4,168)       (603)        908
  Federal funds sold.......................................      9,361      45,039      28,522
  Loans....................................................   (320,665)   (152,798)   (113,764)
  Bank owned life insurance................................     (8,267)     (4,766)    (20,424)
Securities available for sale:
  Purchases................................................   (585,508)   (229,108)   (112,432)
  Sales....................................................    330,978      41,947      13,042
  Maturities...............................................    310,787     131,163     103,257
Securities held to maturity:
  Purchases................................................         --      (2,523)     (2,530)
  Maturities...............................................      4,591       5,579      33,698
Increase in premises and equipment.........................    (16,161)    (12,435)     (6,439)
Net cash paid for mergers and acquisitions.................     (9,347)    (64,761)     (2,678)
                                                             ---------   ---------   ---------
     Net cash flows from investing activities..............   (288,399)   (243,266)    (78,840)
                                                             ---------   ---------   ---------
FINANCING ACTIVITIES
Net change in:
  Non-interest bearing deposits, savings, and NOW
     accounts..............................................    153,409     267,880      53,832
  Time deposits............................................    (36,973)   (108,225)     19,826
  Short-term borrowings....................................     86,453      69,453     (14,319)
Increase in long-term debt.................................    114,346          --          --
Decrease in long-term debt.................................    (48,387)    (15,031)     (3,200)
Capital contributions......................................     32,879      78,364       5,349
Cash paid in connection with the spin-off of the Florida
  operations of F.N.B. Corporation.........................    (40,000)         --          --
Cash dividends paid........................................    (66,152)    (24,516)    (20,118)
                                                             ---------   ---------   ---------
  Net cash flows from financing activities.................    195,575     267,925      41,370
                                                             ---------   ---------   ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.......    (17,695)     34,081        (921)
Cash and cash equivalents at beginning of year.............    117,359      83,278      84,199
                                                             ---------   ---------   ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR...................  $  99,664   $ 117,359   $  83,278
                                                             =========   =========   =========

          See accompanying Notes to Consolidated Financial Statements.

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  SPIN-OFF TRANSACTION

     On January 1, 2004, First National Bankshares of Florida, Inc. (the "Company") was spun off from F.N.B. Corporation (F.N.B.) through a tax-free distribution to the shareholders of F.N.B. On December 31, 2003, F.N.B. completed the transfer of all of its Florida operations to the Company. In connection with the transfer of the net assets of the Florida operations (all of the capital stock of First National Bank of Florida, Roger Bouchard Insurance, Inc. and First National Wealth Management Company), the Company paid $40.0 million in cash on December 30, 2003 to F.N.B. and issued 46,317,300 shares of its common stock on December 31, 2003. On the date of the spin-off, F.N.B. distributed one share of the Company's common stock to its shareholders for each share of F.N.B. common stock owned on the record date of December 26, 2003.

     The spin-off resulted in the division of certain existing corporate support functions between the two resulting entities. Corporate expenses included in the Company's financial results represent an allocation of F.N.B.'s corporate expense to the Company's subsidiaries. This allocation is based on a specific review to identify costs incurred for the benefit of the subsidiaries of the Company and in management's judgment results in a reasonable allocation of such costs. The Company was allocated $10.1 million, $8.0 million, and $5.5 million of overhead costs related to shared administrative and support functions for the years 2003, 2002 and 2001, respectively.

     The consolidated financial statements included herein may not necessarily be indicative of the results of operations, financial position and cash flows of the Company in the future or had it operated as a separate, independent company during the periods presented. The consolidated financial statements included herein do not reflect any changes that may occur in the financial condition and results of operations of the Company or its subsidiaries as a result of the distribution.

     The Company incurred approximately $10.5 million in restructuring expense directly attributable to the distribution. These expenses consisted of $5.3 million of early retirement expenses and involuntary separation costs, $4.2 million in professional fees, and approximately $1.0 million in fixed asset write-off and other expenses connected with the separation. At December 31, 2003, a liability of approximately $5.2 million remained in connection with these expenses. This liability consists primarily of early retirements expenses and will be paid out upon certain individuals reaching retirement age.

  BUSINESS

     The Company was incorporated under the laws of the state of Florida on August 12, 2003. The Company is a diversified financial services company headquartered in Naples, Florida. The Company owns and operates First National Bank of Florida, (a community bank); Roger Bouchard Insurance, Inc. (an insurance agency); and First National Wealth Management Company (a national trust company). The Company has full-service offices located throughout southwest and central Florida.

  BASIS OF PRESENTATION

     The consolidated financial statements include accounts of First National Bank of Florida, Southern Exchange Bank, Roger Bouchard Insurance, Inc., and First National Wealth Management Company, all of which are wholly owned by the Company. All significant inter-company balances and transactions have been eliminated. Prior years' financial statements include transactions accounted for as poolings-of-interests during 2001. The financial condition and results of operations of acquisitions accounted for as a purchase are included in the Company's financial statements from the date the acquisition is completed. (See the "Mergers and Acquisitions" section of this report).

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  CASH EQUIVALENTS

     The Company considers cash and due from banks as cash and cash equivalents.

  SECURITIES

     Debt securities are classified as held to maturity when management has the positive intent and ability to hold securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with net unrealized securities gains (losses), net of income taxes, reported separately as a component of other comprehensive income.

     Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net securities gains (losses). The adjusted cost of specific securities sold is used to compute gains or losses on sales.

     Presently, the Company has no intention of establishing a trading securities classification.

     Securities are periodically reviewed for impairment based upon a number of factors, including but not limited to, length of time and extent to which the market value has been less than cost, financial condition of the underlying issuer, ability of the issuer to meet contractual obligations, the likelihood of the security's ability to recover any decline in its market value, and the intent and ability to retain the security for a period of time sufficient to allow for recovery in market value.

  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Securities sold under agreements to repurchase are accounted for as collateralized financing transactions and are recorded at the amounts at which the securities were sold. Securities, generally U.S. government and Federal agency securities, pledged as collateral under these financing arrangements cannot be sold or repledged by the secured party.

  MORTGAGE LOANS HELD FOR SALE

     Certain residential mortgage loans are originated for sale in the secondary mortgage loan market on a non-recourse basis and typically sold with servicing rights released. These loans are classified as loans held for sale and are carried at the lower of aggregate cost or estimated market value. Market value is determined on the basis of rates obtained in the respective secondary market for the type of loan held for sale. Loans are generally sold at a premium or discount from the carrying amount of the loan. Such premium or discount is recognized at the date of sale. Gain or loss on the sale of loans is recorded in non-interest income at the time consideration is received and all other criteria for sales treatment have been met.

  LOANS AND THE ALLOWANCE FOR LOAN LOSSES

     Loans are reported at their outstanding principal adjusted for any charge-offs and any deferred fees or costs on originated loans. Interest income on loans is accrued on the principal amount outstanding. It is the Company's policy to discontinue interest accruals when principal or interest is due and has remained unpaid for 90 days or more unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, all unpaid interest is reversed. Payments on non-accrual loans are generally applied to either principal or

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES interest or both, depending on management's evaluation of collectibility. Non-accrual loans may not be restored to accrual status until all delinquent principal and interest has been paid, or the loan becomes both well secured and in the process of collection. Consumer installment loans are generally charged off against the allowance for loan losses upon reaching 90 to 180 days past due, depending on the installment loan type. Loan origination fees and related costs are deferred and recognized over the life of the loans as an adjustment of yield.

     The allowance for loan losses is maintained at a level that, in management's judgment, is adequate to absorb probable losses associated with specifically identified loans, as well as estimated probable credit losses inherent in the remainder of the loan portfolio at the balance sheet date. The allowance for loan losses is based on management's evaluation of potential losses in the loan portfolio, which includes an assessment of past experience, current economic conditions, known and inherent risks in the loan portfolio, the estimated value of underlying collateral and residuals and changes in the composition of the loan portfolio. Additions are made to the allowance through periodic provisions charged to income and recovery of principal on loans previously charged off. Losses of principal and/or residuals are charged to the allowance when the loss actually occurs or when a determination is made that a loss is probable.

     The allowance for loan losses consists of an allocated and unallocated component. The components of the allowance for loan losses represent an estimation completed pursuant to Financial Accounting Standards Statement
(FAS)5, Accounting for Contingencies, or FAS 114, Accounting by Creditors for Impairment of a Loan. The allocated component reflects expected losses resulting from analysis developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on a regular analysis of all commercial loans over a fixed-dollar amount where the internal credit rating is at or below a predetermined classification. The historical loan loss element is determined statistically based on regularly updated loan loss experience.

     The unallocated portion of the allowance is determined based on management's assessment of historical losses on the remaining portfolio segments in conjunction with the current status of economic conditions, loan loss trends, delinquency and non-accrual trends, credit administration, portfolio growth, concentrations of credit risk and other factors, including regulatory guidance. This determination inherently involves a higher degree of uncertainty, involves a consideration of current risk factors that may not have yet occurred in the Company's historical loss factors used to determine the allocated component of the allowance, and recognizes that knowledge of the portfolio may be incomplete. The allocation of the allowance should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends.

     Impaired loans are identified and measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Impaired loans consist of non-homogeneous loans, which based on the evaluation of current information and events, management has determined that it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company evaluates all commercial and commercial real estate loans which have been classified for regulatory reporting purposes, including non-accrual and restructured loans, in determining impaired loans.

  PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally on the straight-line method over the asset's estimated useful life. Useful lives are dependent upon the nature and condition of the asset and range from 3 to 40 years.

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

  OTHER REAL ESTATE OWNED

     Assets acquired in settlement of indebtedness are included in other assets at the lower of fair value minus estimated costs to sell or at the carrying amount of the indebtedness. Subsequent write-downs and net direct operating expenses attributable to such assets are included in other expenses.

  GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights. On January 1, 2002, the Company adopted FAS 142, Goodwill and Other Intangible Assets. Under the provisions of FAS 142, goodwill is no longer amortized into the income statement over an estimated life, but rather is tested at least annually for impairment. Intangible assets which have finite lives are recorded in "Other assets" on the balance sheet and are amortized over their estimated useful lives, not to exceed 10 years.

  PREFERRED SECURITIES OF UNCONSOLIDATED SUBSIDIARY TRUST

     On December 30, 2003, the Company acquired the common stock of First National Bankshares Statutory Trust I (Issuer Trust), an unconsolidated subsidiary trust. The Issuer Trust used the proceeds from the issuance of $40 million of its preferred securities to third-party investors and common stock to acquire a $41.2 million debenture issued by the Company. This debenture and certain capitalized costs associated with the issuance of the preferred stock comprise the Issuer Trust's only assets and the interest payments from the debentures finance the distributions paid on the preferred securities. The Company recorded the debenture in "Long-term debt" and its equity interest in the business trusts in "Other assets" on the balance sheet. The debenture and preferred securities bear interest at a floating rate equal to the 3-month LIBOR plus 290 basis points.

     The Company has entered into agreements which, taken collectively, fully and unconditionally guarantee the preferred securities of the Issuer Trust subject to the terms of the guarantee.

     The debenture held by the Issuer Trust currently qualifies as Tier I capital under Federal Reserve Board guidelines.

  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company enters into various forward sales agreements to protect against changes in interest rates and prices on its mortgage loan commitments. These transactions do not qualify for hedge accounting under FAS 133, Accounting for Derivative Instruments and Hedging Activities. Therefore, both the forward agreements and the mortgage loan commitments are marked to market through earnings. The market values of forward sales agreements and mortgage loan commitments are based on current market values, obtained in the open market from mortgage accumulators. These market values reflect current values of forward sales agreements and mortgage loan commitments having similar terms and characteristics to those entered into by the Company. Gains and losses arising from the valuation of forward sales agreements and mortgage loan commitments are reflected within "Gains on the sale of mortgage loans." At December 31, 2003, the Company had $5.2 million in forward sales agreements.

  INSURANCE AGENCY REVENUES

     The Company's insurance agency is a full-service insurance agency offering all lines of commercial and personal insurance through major third party carriers. Commissions and fees are recognized when earned based on contractual terms and conditions of insurance policies with the insurance carriers. Contingency fee income paid by the insurance carriers is recognized upon receipt.

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

  WEALTH MANAGEMENT REVENUES

     The Company's wealth management subsidiary offers trust services as well as various alternative investment products, including mutual funds and annuities. Trust revenues are recognized on the accrual basis in accordance with the contractual terms of the trust. Commissions and fees from the sale of mutual funds and annuities are recognized when earned based on contractual terms with the third party broker dealer.

  INCOME TAXES

     Income taxes are computed utilizing the liability method. Under this method deferred taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  PER SHARE AMOUNTS

     Basic earnings per common share are calculated by dividing net income by the sum of the weighted average number of shares of common stock outstanding.

     Diluted earnings per common share is calculated by dividing net income by the weighted average number of shares of common stock outstanding, assuming conversion of F.N.B.'s outstanding convertible preferred stock from the beginning of the year and the exercise of stock options. Such adjustments to net income and the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per common share.

     F.N.B. redeemed its outstanding preferred stock in exchange for F.N.B. Corporation common stock during the second quarter of 2003. Therefore, the dilutive effect of F.N.B.'s preferred stock on the Company's prior periods weighted average shares outstanding is assumed by applying the exchange ratio to the dilutive effect of such securities of F.N.B.

     On the date of distribution, F.N.B. stock options held by employees of the Company were converted into stock options of the Company. Since the stock options were converted after year end, it is not possible to estimate the dilutive impact to the Company. The conversion of the stock options provided the employees with a benefit similar to that provided by the F.N.B. options. Therefore, the dilutive effect of the stock options on the Company's prior period's weighted average shares outstanding is assumed by applying the exchange ratio to the dilutive effect of such stock options of F.N.B.

  NEW ACCOUNTING STANDARDS

     FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" was issued in November 2002. Interpretation 45 requires certain guarantees to be recorded at fair value and applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, liability, or an equity security of the guaranteed party. In connection with the adoption of Interpretation 45, the Company began recording a liability for the fair value of any standby letters of credit it issued in 2003. The impact of the adoption of this new accounting standard was not material to the financial condition or results of operations of the Company.

     FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" was issued in January 2003 and subsequently revised in December 2003. Interpretation 46 addresses consolidation by business enterprises of variable interest entities which have certain characteristics. Interpretation 46 applies immediately to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that is acquired before February 1, 2003.

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

     On December 30, 2003, the Company acquired the common stock of a business trust that issued trust preferred securities to third party investors. The trust's sole asset is a $41.2 million debenture issued by the Company that was acquired by the trust using proceeds from the issuance of preferred securities and common stock. The Company determined that it is not the primary beneficiary of this trust and, therefore, has not consolidated the financial condition and results of operations of the trust in the Company's consolidated financial statements. Instead, the Company recorded the debenture in "long-term debt" and its equity interest in the business trusts in "other assets" on the balance sheet. For regulatory reporting purposes, the Federal Reserve Board has advised that such preferred securities will continue to constitute Tier 1 capital until further notice is given to the contrary. In the event of disallowance, absent other factors there would be a reduction in the Company's consolidated capital ratios. However, the Company believes that it would remain "well-capitalized" under Federal Reserve Board guidelines.

     FAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liability and Equity" was issued in May of 2003. The standard established how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify certain financial instruments that would previously have been classified as equity as liabilities (or as assets in some circumstances). Specifically this statement requires that a mandatorily redeemable financial instrument be classified as a liability unless the redemption is required to occur only upon the liquidation or termination of the reporting entity. This accounting guidance was effective for financial instruments entered into or modified after May 31, 2003, and otherwise became effective on July 1, 2003 and did not have a material impact on the Company's results of operations or financial condition.

     Statement of Financial Accounting Standards (FAS) No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure" was issued in December 2002. It provides alternative methods of accounting for stock-based employee compensation. In addition, it amends disclosure requirements in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The Company will account for its stock-based compensation plans under Opinion 25. Therefore, FAS 148 is not expected to have a material impact on the Company's financial results.

     FAS 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued in June 2002 and was adopted by the Company on January 1, 2003. This statement requires a cost associated with an exit or disposal activity to be recorded as a liability at fair value when it becomes probable the cost will be incurred and no future economic benefit will be gained by the company for such cost. Applicable costs include employee termination benefits, contract termination costs and costs to relocate employees. FAS 146 superseded EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity, which in some cases required certain costs to be recognized before a liability was actually incurred. The costs incurred in connection with the spin-off transaction from F.N.B. were accounted for in accordance with the provisions of FAS 146.

     FAS 144 was issued in October 2001 and addresses how and when to measure impairment on long-lived assets that an entity plans to dispose of either through sale, abandonment, exchange, or distribution to owners. The statement supersedes FAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The provision of FAS 144 became effective for the Company on January 1, 2002, and did not have a material impact on its results of operations or financial condition.

     In December 2003, the AICPA issued Statement of Position (SOP) 03-3 "Accounting for Certain Loans and Debt Securities Acquired in a Transfer". SOP 03-3 prohibits the carryover of an allowance for loan losses on loans acquired in a purchase business combination. Increases in expected cash flows to be collected from the contractual cash flows will be recognized as an adjustment of the loan's yield over its remaining life, while decreases in expected cash flows will be recognized as an impairment. This accounting guidance will be effective for loans acquired subsequent to December 15, 2004. The Company does not anticipate this new accounting standard to have a material impact on its financial condition or results of operations.

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

     On January 1, 2002, the Company adopted FAS 142, which addresses the accounting and reporting for acquired goodwill and other intangible assets. Further detail on the accounting for goodwill and intangible assets under FAS 142 and the impact of the adoption on the financial statements is included in the "Goodwill and Other Intangible Assets" Sections of this report.

  MERGERS AND ACQUISITIONS

     On July 1, 2003, Roger Bouchard Insurance, Inc. completed its acquisition of Lupfer-Frakes, Inc. (Lupfer) an independent insurance agency located in Central Florida. Roger Bouchard Insurance, Inc. paid $10.2 million in exchange for all of the outstanding common stock of Lupfer. The transaction, which was accounted for as a purchase, resulted in the recognition of $8.5 million in goodwill and $1.3 million in customer and renewal lists. The value assigned to the customer and renewal lists will be amortized over a ten-year period. Lupfer's results of operations have been reflected in the Company's results beginning in the third quarter of 2003.

     On March 31, 2003, F.N.B. completed its acquisition of Charter Banking Corp. (Charter), a bank holding company headquartered in Tampa, Florida, with assets having a fair value of $795.6 million. As a result, Charter became a wholly-owned subsidiary of F.N.B. The acquisition of Charter allowed F.N.B. to access the Hillsborough county market and to expand its presence in the Pinellas county market. Charter's only subsidiary was Southern Exchange Bank ("SEB"). In exchange for all of the outstanding common stock of Charter, F.N.B. paid $150.2 million. F.N.B. funded this acquisition through the issuance of $125.0 million of trust preferred securities and $25.2 million from F.N.B's existing lines of credit with several major domestic banks. The transaction, which was accounted for as a purchase, resulted in the recognition of approximately $103.0 million in nondeductible goodwill and $1.1 million in core deposit intangibles. The core deposit intangible will be amortized over a ten year period. The fair market value assigned to loans, investments, fixed assets, deposits and long-term debt was $169.8 million, $461.5 million, $40.8 million, $481.5 million and $154.5 million, respectively. The fair market value of interest earning assets and interest bearing liabilities was based on either quoted market values or discounting future cash flows using market rates as of March 31, 2003. These purchase adjustments will be amortized or accreted in future periods over the estimated lives of the interest earning assets and interest bearing liabilities. Current third party independent appraisals were used to value the land and buildings included in fixed assets. Merger related costs totaling $1.2 million were incurred in connection with this acquisition, which were related to employment obligations. Charter was merged into F.N.B. Corporation on August 22, 2003.

     SEB's results of operations have been reflected in the Company's results since the acquisition date of March 31, 2003. Southern Exchange Bank was merged into First National Bank of Florida on October 10, 2003 as part of an internal reorganization.

     On January 31, 2002, the Company completed its business combination with Central Bank Shares, Inc. (Central), a bank holding company headquartered in Orlando, Florida, with assets of approximately $251.4 million. In exchange for all of the outstanding common stock of Central, the Company paid $80 million in cash. The transaction, which was accounted for as a purchase, resulted in the recognition of approximately $47.0 million of goodwill and $8.1 million in core deposit intangibles. Central's banking subsidiary, Bank of Central Florida, was merged into First National Bank of Florida on October 14, 2003.

     On April 30, 2001, the Company completed its business combination with Citizens Community Bancorp, Inc. (Citizens), a bank holding company headquartered in Marco Island, Florida, with assets of $170.0 million. Under the terms of the merger agreement, each outstanding share of Citizens common stock was converted into .524 shares of the Company's common stock. A total of 1,775,224 shares of the Company's common stock were issued. The transaction was accounted for as a pooling-of-interests. Citizens' banking subsidiary, Citizens Community Bank of Florida, was merged into First National Bank of Florida.

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

     During 2001, the Company completed its business combination with Ostrowsky & Associates, Inc. (Ostrowsky) and James T. Blalock (Blalock), independent insurance agencies in Cape Coral and Venice, Florida, respectively. The transactions were accounted for as purchases. The Company also completed its business combination with OneSource Group, Inc. (OneSource), an independent insurance agency with offices in Clearwater and Jacksonville, Florida. The transaction was accounted for as a pooling-of-interests. These agencies are operating as divisions of Bouchard.

     The Company regularly evaluates the potential acquisition of, and holds discussions with, various acquisition candidates and as a general rule the Company publicly announces such acquisitions only after a definitive merger agreement has been reached.

  CHARTER CONSOLIDATION

     During the first quarter of 2001, the Company reduced its number of bank charters from five to one by merging its five Florida banks under First National Bank of Florida.

SECURITIES

     The amortized cost and fair value of securities are as follows (in thousands):

     SECURITIES AVAILABLE FOR SALE:

                                                           GROSS        GROSS
                                             AMORTIZED   UNREALIZED   UNREALIZED
                                               COST        GAINS        LOSSES     FAIR VALUE
                                             ---------   ----------   ----------   ----------
DECEMBER 31, 2003
U.S. Treasury and other U.S. government
  agencies and corporations................  $135,550      $2,083      $  (300)     $137,333
Mortgage-backed securities of U.S.
  government agencies......................   515,784       3,647       (4,031)      515,400
States of the U.S. and political
  subdivisions.............................    65,184       2,370           (4)       67,550
Other debt securities......................    19,636         851           --        20,487
                                             --------      ------      -------      --------
  Total debt securities....................   736,154       8,951       (4,335)      740,770
Equity securities..........................    22,530          13           (8)       22,535
                                             --------      ------      -------      --------
                                             $758,684      $8,964      $(4,343)     $763,305
                                             ========      ======      =======      ========
DECEMBER 31, 2002
U.S. Treasury and other U.S. government
  agencies and corporations................  $ 99,068      $3,303      $    --      $102,371
Mortgage-backed securities of U.S.
  government agencies......................   222,360       5,368          (68)      227,660
States of the U.S. and political
  subdivisions.............................     4,598         110           (2)        4,706
Other debt securities......................    19,968         211         (126)       20,053
                                             --------      ------      -------      --------
  Total debt securities....................   345,994       8,992         (196)      354,790
Equity securities..........................    13,865          --          (11)       13,854
                                             --------      ------      -------      --------
                                             $359,859      $8,992      $  (207)     $368,644
                                             ========      ======      =======      ========

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

                                                           GROSS        GROSS
                                             AMORTIZED   UNREALIZED   UNREALIZED
                                               COST        GAINS        LOSSES     FAIR VALUE
                                             ---------   ----------   ----------   ----------
DECEMBER 31, 2001
U.S. Treasury and other U.S. government
  agencies and corporations................  $ 98,269      $2,284      $  (105)     $100,448
Mortgage-backed securities of U.S.
  government agencies......................   101,396       1,546          (93)      102,849
States of the U.S. and political
  subdivisions.............................     2,466          32          (44)        2,454
                                             --------      ------      -------      --------
  Total debt securities....................   202,131       3,862         (242)      205,751
Equity securities..........................     8,768          --          (60)        8,708
                                             --------      ------      -------      --------
                                             $210,899      $3,862      $  (302)     $214,459
                                             ========      ======      =======      ========

     The equity securities portfolio consists primarily of Federal Reserve and Federal Home Loan Bank stock.

     SECURITIES HELD TO MATURITY:

                                                           GROSS        GROSS
                                             AMORTIZED   UNREALIZED   UNREALIZED
                                               COST        GAINS        LOSSES     FAIR VALUE
                                             ---------   ----------   ----------   ----------
DECEMBER 31, 2003
Mortgage-backed securities of U.S.
  government agencies......................   $   691       $ 15         $ --       $   706
States of the U.S. and political
  subdivisions.............................    11,338        492           (5)       11,825
                                              -------       ----         ----       -------
                                              $12,029       $507         $ (5)      $12,531
                                              =======       ====         ====       =======
DECEMBER 31, 2002
U.S. Treasury and other U.S. government
  agencies and corporations................   $ 1,000       $ 18         $ --       $ 1,018
Mortgage-backed securities of U.S.
  government agencies......................     1,116         32           --         1,148
States of the U.S. and political
  subdivisions.............................    14,509        565          (11)       15,063
                                              -------       ----         ----       -------
                                              $16,625       $615         $(11)      $17,229
                                              =======       ====         ====       =======
DECEMBER 31, 2001
U.S. Treasury and other U.S. government
  agencies and corporations................   $ 1,190       $ 47         $ --       $ 1,237
Mortgage-backed securities of U.S.
  government agencies......................     2,347         38           --         2,385
States of the U.S. and political
  subdivisions.............................    16,144        313          (33)       16,424
                                              -------       ----         ----       -------
                                              $19,681       $398         $(33)      $20,046
                                              =======       ====         ====       =======

     At December 31, 2003, 2002 and 2001, securities with a carrying value of $161.9 million, $41.3 million and $44.7 million, respectively, were pledged to secure public deposits, trust deposits and for other purposes as required by law. Securities with a carrying value of $270.6 million, $265.9 million and $174.6 million at December 31, 2003, 2002 and 2001, respectively, were pledged as collateral for short-term borrowings.

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

     The age of gross unrealized losses and fair value of available for sale securities by investment category as of December 31, 2003 were as follows:

                                                       GREATER THAN
                             LESS THAN 12 MONTHS        12 MONTHS                TOTAL
                            ---------------------   ------------------   ---------------------
                              FAIR     UNREALIZED   FAIR    UNREALIZED     FAIR     UNREALIZED
                             VALUE       LOSSES     VALUE     LOSSES      VALUE       LOSSES
                            --------   ----------   -----   ----------   --------   ----------
U.S. Treasury and other
  U.S. government agencies
  and corporations........  $ 34,752    $  (300)    $ --      $  --      $ 34,752    $  (300)
Mortgage-backed securities
  of U.S. government
  agencies................   253,632     (4,031)      --         --       253,632     (4,031)
States of the U.S. and
  political
  subdivisions............       417         (4)      --         --           417         (4)
Equity securities.........        51         (8)      --         --            51         (8)
                            --------    -------     -----     -----      --------    -------
  Total...................  $288,852    $(4,343)    $ --      $  --      $288,852    $(4,343)
                            ========    =======     =====     =====      ========    =======

     The Company does not believe unrealized losses, individually or in the aggregate, as of December 31, 2003 represents an other-than-temporary impairment. The unrealized losses are primarily a result of changes in interest rates and will not prohibit the Company from receiving its contractual interest and principal payments. The Company has the ability and intent to hold these securities for a period necessary to recover the amortized cost.

     As of December 31, 2003, the amortized cost and fair value of securities, by contractual maturities, were as follows (in thousands):

                                               HELD TO MATURITY      AVAILABLE FOR SALE
                                              -------------------   --------------------
                                              AMORTIZED    FAIR     AMORTIZED     FAIR
                                                COST       VALUE      COST       VALUE
                                              ---------   -------   ---------   --------
Due in one year or less.....................   $ 1,350    $ 1,367   $ 10,384    $ 10,552
Due from one to five years..................     7,454      7,808    133,917     135,928
Due from five to ten years..................     2,534      2,650     40,052      41,517
Due after ten years.........................        --         --     36,017      37,373
                                               -------    -------   --------    --------
                                                11,338     11,825    220,370     225,370
Mortgage-backed securities of U.S.
  government agencies.......................       691        706    515,784     515,400
Equity securities...........................        --         --     22,530      22,535
                                               -------    -------   --------    --------
                                               $12,029    $12,531   $758,684    $763,305
                                               =======    =======   ========    ========

     Maturities may differ from contractual terms because borrowers may have the right to call or prepay obligations with or without penalties. Periodic payments are received on mortgage-backed securities based on the payment patterns of the underlying collateral.

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

     Proceeds from sales of securities available for sale for the years ended December 31, 2003, 2002 and 2001 were $331.0 million, $41.9 million, and $13.0 million, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):

                                                              2003   2002   2001
                                                              ----   ----   ----
Gross gains.................................................  $453   $ 23   $12
Gross losses................................................   (10)   (51)   (7)
                                                              ----   ----   ---
                                                              $443   $(28)  $ 5
                                                              ====   ====   ===

LOANS

     Following is a summary of loans (in thousands):

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
Real Estate:
  Residential...............................................  $  810,790   $  631,531
  Commercial................................................   1,017,291      744,657
  Construction..............................................     311,266      262,619
Installment loans to individuals............................      77,660       95,043
Commercial, financial and agricultural......................     227,117      204,444
Lease financing.............................................       6,032       24,311
Unearned income.............................................        (774)      (1,710)
                                                              ----------   ----------
                                                              $2,449,382   $1,960,895
                                                              ==========   ==========

     The loan portfolio consists principally of loans to individuals and small-and medium-sized businesses within the Company's primary market area of southwest and central Florida.

     As of December 31, 2003, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

     Certain directors and executive officers of the Company and its significant subsidiaries, as well as associates of such persons, were loan customers during 2003. Such loans were made in the ordinary course of business under normal credit terms and do not represent more than a normal risk of collection. Following is a summary of the aggregate amount of loans to any such persons who had loans in excess of $60,000 during the year (in thousands):

Total loans at December 31, 2002............................  $17,612
New loans...................................................   10,682
Repayments..................................................   (4,144)
Other.......................................................       72
                                                              -------
Total loans at December 31, 2003............................  $24,222
                                                              =======

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

NON-PERFORMING ASSETS

     Following is a summary of non-performing assets at December 31, 2003 and 2002 (in thousands):

                                                               DECEMBER 31,
                                                              ---------------
                                                               2003     2002
                                                              ------   ------
Non-accrual loans...........................................  $5,521   $3,965
Restructured loans..........................................      --       --
                                                              ------   ------
  TOTAL NON-PERFORMING LOANS................................   5,521    3,965
Other real estate owned.....................................      --    1,428
                                                              ------   ------
  TOTAL NON-PERFORMING ASSETS...............................  $5,521   $5,393
                                                              ======   ======

     For the years ended December 31, 2003, and 2002, income recognized on non-accrual and restructured loans was $262,000, and $106,000, respectively. Income that would have been recognized for the years ended December 31, 2003, and 2002 on such loans if they were in accordance with their original terms was $452,000, and $412,000, respectively. Loans past due 90 days or more were $163,000, and $262,000, at December 31, 2003, and 2002, respectively.

     Following is a summary of information pertaining to loans considered to be impaired (in thousands):

                                                                   DECEMBER 31,
                                                             ------------------------
                                                              2003     2002     2001
                                                             ------   ------   ------
Impaired loans with an allocated allowance.................  $2,296   $3,170   $1,197
Impaired loans without an allocated allowance..............   1,972    1,131       75
                                                             ------   ------   ------
  Total impaired loans.....................................  $4,268   $4,301   $1,272
                                                             ======   ======   ======
Allocated allowance on impaired loans......................  $2,291   $  666   $  355
                                                             ======   ======   ======
Portion of impaired loans on non-accrual...................  $4,268   $3,170   $  711
                                                             ======   ======   ======
Average impaired loans.....................................  $4,285   $2,786   $1,832
                                                             ======   ======   ======
Income recognized on impaired loans........................  $  216   $   42   $   40
                                                             ======   ======   ======

ALLOWANCE FOR LOAN LOSSES

     Following is an analysis of changes in the allowance for loan losses (in thousands)

                                                                 DECEMBER 31,
                                                          ---------------------------
                                                           2003      2002      2001
                                                          -------   -------   -------
Balance at beginning of year............................  $21,421   $18,714   $17,321
Additional from acquisitions............................    2,506     1,389        --
Charge-offs.............................................   (4,578)   (5,407)   (3,686)
Recoveries..............................................    1,571     1,255       611
                                                          -------   -------   -------
  NET CHARGE-OFFS.......................................   (3,007)   (4,152)   (3,075)
Provision for loan losses...............................    7,184     5,470     4,468
                                                          -------   -------   -------
  Balance at end of year................................  $28,104   $21,421   $18,714
                                                          =======   =======   =======

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

PREMISES AND EQUIPMENT

     Following is a summary of premises and equipment (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
Land........................................................  $ 36,954   $ 19,606
Premises....................................................    81,675     57,280
Equipment...................................................    52,601     40,057
                                                              --------   --------
                                                               171,230    116,943
Accumulated Depreciation....................................    51,113     41,332
                                                              --------   --------
                                                              $120,117   $ 75,611
                                                              ========   ========

     Depreciation expense was $7.5 million for the year ended December 31, 2003, and $6.0 million for 2002.

     The Company has operating leases extending to 2087 for certain land, office locations and equipment. Leases that expire are generally expected to be renewed or replaced by other leases. Rental expense was $1.4 million, $1.7 million and $1.4 million for 2003, 2002 and 2001, respectively. Total minimum rental commitments under such leases were $11.2 at December 31, 2003. Following is a summary of future minimum lease payments for years following December 31, 2003 (in thousands):

2004........................................................  $1,056
2005........................................................     916
2006........................................................     555
2007........................................................     465
2008........................................................     280
Later years.................................................   7,905

GOODWILL AND OTHER INTANGIBLE ASSETS

     Upon adoption of FAS 142 on January 1, 2002, the Company ceased amortizing its goodwill, which decreased non-interest expense and increased net income in 2003 and 2002 as compared to 2001. Rather than amortizing goodwill, the Company is required to test goodwill at least annually for impairment. The Company completed its impairment testing and concluded that goodwill is not impaired. The following table shows the pro forma effects of applying non-amortization provisions of FAS 142 for the year ended December 31, 2001 (in thousands, except per share data):

                                                            BASIC EARNINGS   DILUTED EARNINGS
                                                              PER COMMON        PER COMMON
                                               NET INCOME       SHARE             SHARE
                                               ----------   --------------   ----------------
As reported..................................   $21,216          $.48              $.47
Goodwill amortization, net of tax............       758           .02               .01
                                                -------          ----              ----
Pro forma....................................   $21,974          $.50              $.48
                                                =======          ====              ====

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

     The following table shows a summary of goodwill by line of business as of December 31, 2003 (in thousands):

                                                       COMMUNITY   INSURANCE
                                                         BANK       AGENCY      TOTAL
                                                       ---------   ---------   --------
Goodwill, December 31, 2002..........................  $ 51,813     $10,865    $ 62,678
Goodwill acquired....................................   103,036       8,015     111,051
                                                       --------     -------    --------
Goodwill, December 31, 2003..........................  $154,849     $18,880    $173,729
                                                       ========     =======    ========

     The following table shows a summary of core deposit intangibles, customer and renewal lists, and other intangible assets (in thousands):

                                                                          OTHER         TOTAL
                                         CORE DEPOSIT   CUSTOMER AND    INTANGIBLE   FINITE-LIVED
                                         INTANGIBLES    RENEWAL LISTS     ASSETS     INTANGIBLES
                                         ------------   -------------   ----------   ------------
Gross carrying amount..................    $ 9,786         $3,229         $ 464        $13,479
Accumulated amortization...............     (2,159)          (608)         (195)        (2,962)
                                           -------         ------         -----        -------
  NET DECEMBER 31, 2003................    $ 7,627         $2,621         $ 269        $10,517
                                           =======         ======         =====        =======
Gross carrying amount..................    $ 8,682         $1,753         $ 464        $10,899
Accumulated amortization...............     (1,190)          (325)         (104)        (1,619)
                                           -------         ------         -----        -------
  NET DECEMBER 31, 2002................    $ 7,492         $1,428         $ 360        $ 9,280
                                           =======         ======         =====        =======

     Amortization expense on finite-lived intangible assets totaled $1.3 million, $998,000, and $176,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Amortization expense on finite-lived intangible assets is expected to total $1.5 million, $1.4 million, $1.3 million, $1.3 million and $1.3 million in 2004, 2005, 2006, 2007 and 2008, respectively.

DEPOSITS

     Following is a summary of deposits as of December 31, 2003 and 2002 (in thousands):

                                                                 2003         2002
                                                              ----------   ----------
Non-interest bearing........................................  $  451,837   $  360,917
Savings and NOW.............................................   1,346,741    1,132,816
Certificates of deposit and other time deposits.............     921,411      628,319
                                                              ----------   ----------
                                                              $2,719,989   $2,122,052
                                                              ==========   ==========

     Following is a summary of the scheduled maturities of certificates of deposits and other time deposits for each of the five years following December 31, 2002 (in thousands):

2004........................................................  $437,168
2005........................................................   324,241
2006........................................................    78,953
2007........................................................    54,998
2008........................................................    22,218
Later years.................................................     3,833

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

     Time deposits of $100,000 or more were $415.8 million, and $214.0 million at December 31, 2003 and 2002, respectively. Following is a summary of these time deposits by remaining maturity at December 31, 2003 (in thousands):

                                                      CERTIFICATES   OTHER TIME
                                                       OF DEPOSIT     DEPOSITS     TOTAL
                                                      ------------   ----------   --------
Three months or less................................    $ 39,415       $1,764     $ 41,179
Three to six months.................................      57,215          741       57,956
Six to twelve months................................      79,441        1,534       80,975
Over twelve months..................................     230,857        4,830      235,687
                                                        --------       ------     --------
                                                        $406,928       $8,869     $415,797
                                                        ========       ======     ========

SHORT-TERM BORROWINGS

     Following is a summary of short-term borrowings as of December 31, 2003 and 2002 (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
Securities sold under repurchase agreements.................  $248,051   $231,056
Federal funds purchased.....................................    86,000     14,000
Federal Home Loan Bank advances.............................    20,000     15,354
                                                              --------   --------
                                                              $354,051   $260,410
                                                              ========   ========

LONG-TERM DEBT

     Following is a summary of long-term debt as of December 31, 2003 and 2002 (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                                2003      2002
                                                              --------   -------
Federal Home Loan Bank advances.............................  $211,944   $50,000
Subordinated debentures.....................................    58,238        --
Other long-term debt........................................       818       591
                                                              --------   -------
                                                              $271,000   $50,591
                                                              ========   =======

     As of December 31, 2003, First National Bank of Florida had available credit with the Federal Home Loan Bank of $557.5 million, of which $231.9 million was used. These advances are secured by residential real estate loans and Federal Home Loan Bank Stock and are scheduled to mature in various amounts periodically through the year 2010. Interest rates paid on these advances range from 1.18% to 6.40% in 2003 and 5.46% to 6.40% in 2002.

     On December 30, 2003, the Company issued a $41.2 million debenture to an unconsolidated subsidiary trust. The debenture has a term of 30 years and bears interest at a floating rate equal to the three-month LIBOR plus 290 basis points. At December 31, 2003, the rate on the debenture was 4.07%.

     In addition, First National Bank of Florida entered into a $17.0 million subordinated loan with a correspondent bank on December 30, 2003. The subordinated loan has a seven-year maturity and bears interest at a floating rate equal to the three-month LIBOR plus 170 basis points. At December 31, 2003, the rate on the subordinated loan was 2.87%.

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

     Scheduled annual maturities for all of the long-term debt for each of the five years following December 31, 2003 are as follows (in thousands):

2004........................................................  $ 22,347
2005........................................................   128,061
2006........................................................    20,066
2007........................................................        65
2008........................................................    10,063
Later years.................................................    90,398

COMMITMENTS, CREDIT RISK AND CONTINGENCIES

     The Company has commitments to extend credit and standby letters of credit which involve certain elements of credit risk in excess of the amount stated in the consolidated balance sheet. The Company's exposure to credit loss in the event of non-performance by the customer is represented by the contractual amount of those instruments. Consistent credit policies are used by the Company for both on- and off-balance sheet items.

     Following is a summary of off-balance sheet credit risk information as of December 31, 2003 and 2002 (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
Commitments to extend credit................................  $717,079   $448,073
Standby letters of credit...................................    34,842     27,012

     At December 31, 2003, funding of approximately 79% of the commitments to extend credit was dependent on the financial condition of the customer. The Company has the ability to withdraw such commitments at its discretion. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Based on management's credit evaluation of the customer, collateral may be deemed necessary. Collateral requirements vary and may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the Company which may require payment at a future date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

COMPREHENSIVE INCOME

     The components of comprehensive income, net of related tax, for the years ended December 31, 2003, 2002 and 2001 are as follows (in thousands):

                                                                 DECEMBER 31,
                                                       --------------------------------
                                                        2003         2002        2001
                                                       -------   ------------   -------
Net income...........................................  $31,751     $32,064      $21,216
Other comprehensive income:
  Unrealized gains (losses) on securities:
     Arising during the period, net of tax expense
       (benefit) of $(1,744), $1,884 and $1,147......   (2,096)      3,493        2,130
  Less: reclassification adjustment for (gains)
     losses included as an unrealized gain, net of
     tax expense (benefit) of $294, $66 and $(8).....     (546)       (122)          15
Minimum benefit plan liability adjustment, net of tax
  benefit of $274 and $360...........................     (509)       (668)          --
                                                       -------     -------      -------
Other comprehensive income...........................   (3,151)      2,703        2,145
                                                       -------     -------      -------
Comprehensive income.................................  $28,600     $34,767      $23,361
                                                       =======     =======      =======

STOCK INCENTIVE PLANS

     Prior to the spin-off, key employees of the Company were issued stock options under both incentive and non-qualified stock option plans of F.N.B. The options vest in equal installments over periods ranging from three to ten years and are exercisable within ten years from the date of grant. The options were granted at a price equal to the fair market value of the underlying stock at the date of grant and, in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, no compensation expense was recognized.

     Effective on the date of the spin-off, all outstanding F.N.B. options held by the Company's employees were automatically converted to options to purchase the Company's common stock. The amount and exercise price of the converted options were determined pursuant to a formula designed to cause: (i) the intrinsic value of the converted options immediately after the distribution to be the same as the intrinsic value of the F.N.B. Corporation options immediately prior to the distribution, and (ii) the financial position of the option holders (fair market value of the underlying stock) remained the same immediately prior and immediately after the distribution. No compensation expense was recognized as a result of the conversion. All other terms and conditions of the options remained the same. The options vest in equal installments over periods ranging from three to ten years and are exercisable within ten years from the date of grant. The options were originally granted by F.N.B. at a price equal to the fair market value of the underlying stock at the date of grant and no compensation expense was recognized in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

     The following tables summarize information about the stock options outstanding immediately prior and immediately following the conversion on the distribution date:

     STOCK OPTIONS ISSUED BY F.N.B. CORPORATION HELD BY THE COMPANY'S EMPLOYEES PRIOR TO CONVERSION
--------------------------------------------------------------------------------------------------------
                           OPTIONS OUTSTANDING                                  OPTIONS EXERCISABLE
-------------------------------------------------------------------------   ----------------------------
                                        WEIGHTED AVERAGE      WEIGHTED                       WEIGHTED
                            OPTIONS        REMAINING          AVERAGE         OPTIONS        AVERAGE
RANGE OF EXERCISE PRICES  OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
------------------------  -----------   ----------------   --------------   -----------   --------------
$ 4.74 - $ 7.63.......        24,264          7.29             $ 4.98          24,264         $ 4.98
  7.64 -  11.45.......        56,299          1.07               9.92          56,299           9.92
 11.46 -  18.63.......       124,415          3.83              15.29         107,398          15.29
 18.64 -  28.81.......     1,675,050          6.80              22.31         775,947          22.31
 28.82 -  29.10.......         9,027          8.38              28.99           4,828          28.99
                           ---------                                          -------
                           1,889,055                                          968,736
                           =========                                          =======

      STOCK OPTIONS ISSUED BY THE COMPANY HELDBY THE COMPANY'S EMPLOYEES FOLLOWING THE CONVERSION
--------------------------------------------------------------------------------------------------------
                           OPTIONS OUTSTANDING                                  OPTIONS EXERCISABLE
-------------------------------------------------------------------------   ----------------------------
                                        WEIGHTED AVERAGE      WEIGHTED                       WEIGHTED
                            OPTIONS        REMAINING          AVERAGE         OPTIONS        AVERAGE
RANGE OF EXERCISE PRICES  OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
------------------------  -----------   ----------------   --------------   -----------   --------------
$ 2.23 - $ 3.58.......        51,661          7.29             $ 2.34           51,661        $ 2.34
  3.59 -   5.37.......       119,868          1.07               4.66          119,868          4.66
  5.38 -   8.75.......       264,895          3.83               7.18          228,665          7.18
  8.76 -  13.53.......     3,566,398          6.80              10.48        1,652,092         10.48
 13.54 -  13.67.......        19,220          8.38              13.62           10,278         13.62
                           ---------                                         ---------
                           4,022,042                                         2,062,564
                           =========                                         =========

     In addition to stock options, F.N.B. awarded restricted stock to certain key employees. Shares awarded to these employees vest in equal installments over a five-year period on each anniversary of the date of grant. These awards were converted to restricted stock of the Company in a manner similar to the stock options. As a result, 19,925 shares of F.N.B. Corporation restricted stock were converted to 42,343 shares of the Company's restricted stock.

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

RETIREMENT PLAN

  NONQUALIFIED BENEFIT PLAN

     Following are reconciliations of the change in benefit obligation and funded status of the nonqualified benefit plan (in thousands):

                                                                DECEMBER 31,
                                                              ----------------
                                                               2003      2002
                                                              -------   ------
Benefit obligation at beginning of year.....................  $ 7,618   $5,296
Service cost................................................      861      648
Interest cost...............................................      683      471
Plan amendments.............................................      672       77
Actuarial loss..............................................    1,825    1,126
Benefits paid...............................................      (64)      --
Special termination benefits................................      737       --
Curtailment gain............................................      (90)      --
                                                              -------   ------
Benefit obligation at end of year...........................  $12,242   $7,618
                                                              =======   ======

                                                                 DECEMBER 31,
                                                              ------------------
                                                                2003      2002
                                                              --------   -------
Funded status of plan.......................................  $(12,242)  $(7,618)
Unrecognized actuarial loss (gain)..........................     3,523     1,901
Unrecognized prior service cost.............................     2,769     2,741
                                                              --------   -------
Accrued pension cost........................................  $ (5,950)  $(2,976)
                                                              ========   =======

     The amounts recognized in the Company's consolidated financial statements include the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               2003      2002
                                                              -------   -------
Accrued pension cost........................................  $(5,950)  $(2,976)
Additional minimum liability................................   (4,580)   (3,409)
Accumulated other comprehensive loss........................    1,811       668
Intangible asset............................................    2,769     2,741
                                                              -------   -------
Net amount recognized on balance sheet......................  $(5,950)  $(2,976)
                                                              =======   =======

     The plan expense for the non qualified benefit plan included the following components (in thousands):

                                                                  DECEMBER 31,
                                                         ------------------------------
                                                          2003        2002        2001
                                                         ------   ------------   ------
Service costs..........................................  $  861      $  648      $  594
Interest cost..........................................     683         471         353
Net amortization.......................................     454         282         313
                                                         ------      ------      ------
Net benefit expense....................................  $1,998      $1,401      $1,260
                                                         ======      ======      ======

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

                                                              ASSUMPTIONS AS OF
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2003   2002   2001
                                                              ----   ----   ----
Weighted average discount rate..............................  6.8%   7.3%   7.5%
Rates of increase in compensation levels....................  4.0%   4.0%   4.0%

SALARY SAVINGS 401(k) PLAN

     Eligible employees of the Company may contribute a percentage of their salary to the Company's Salary Savings 401(k) Plan. The Company matches 50 percent of an eligible employee's contribution on the first 6% that the employee defers, and may make a discretionary contribution payable either in cash or the Company's common stock based upon the Company's profitability. In addition, the Company makes an additional annual contribution in an amount equal to 5% of an eligible employee's annual compensation. Employees are generally eligible to participate upon completing 90 days of service and having attained age 21. Employer contributions become 20 percent vested when an employee has completed one year of service, and vest at a rate of 20 percent per year thereafter. The Company recognized expense of $3.3 million in 2003, $2.9 million in 2002 and $2.2 million in 2001 related to the Salary Savings 401(k) Plan.

INCOME TAXES

     Income tax expense consists of the following (in thousands):

                                                           2003      2002      2001
                                                          -------   -------   -------
Current income taxes
  Federal taxes.........................................  $20,074   $22,195   $13,939
  State taxes...........................................    1,350     1,486     1,605
                                                          -------   -------   -------
                                                           21,424    23,681    15,544
Deferred income taxes:
  Federal taxes.........................................   (4,654)   (6,307)   (2,959)
  State taxes...........................................     (139)     (989)     (465)
                                                          -------   -------   -------
                                                          $16,631   $16,385   $12,120
                                                          =======   =======   =======

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to deferred tax assets and liabilities are presented below (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               2003      2002
                                                              -------   -------
Deferred tax assets:
  Allowance for loan losses.................................  $10,982   $ 8,362
  Deferred compensation.....................................    1,400     1,477
  Deferred benefits.........................................    1,956        65
  Loan fees.................................................      255       585
  Minimum benefit plan liability............................      634       360
  Other.....................................................    1,100       246
                                                              -------   -------
     TOTAL GROSS DEFERRED TAX ASSETS........................   16,327    11,095
                                                              =======   =======
Deferred tax liabilities:
  Depreciation..............................................   (1,922)     (881)
  Net unrealized securities gains...........................   (1,617)   (3,075)
  Leasing...................................................   (1,544)   (2,239)
  Other.....................................................     (670)     (851)
                                                              -------   -------
     TOTAL GROSS DEFERRED TAX LIABILITIES...................   (5,753)   (7,046)
                                                              -------   -------
     NET DEFERRED TAX ASSETS................................  $10,574   $ 4,049
                                                              =======   =======

     Following is a reconciliation between tax expense using federal statutory tax and actual effective tax:

                                                              2003   2002   2001
                                                              ----   ----   ----
Federal statutory tax.......................................  35.0%  35.0%  35.0%
Effect of nontaxable interest and dividend income...........  (4.8)  (2.4)  (2.5)
State taxes.................................................   1.6    0.7    2.2
Goodwill....................................................   0.1    0.1    0.5
Merger and consolidation related costs......................   2.0     --    0.5
Other items.................................................   0.5    0.4    0.6
                                                              ----   ----   ----
Actual effective taxes......................................  34.4%  33.8%  36.3%
                                                              ====   ====   ====

     Income tax (benefit) expense related to gains on the sale of securities was $155,050, $(9,800) and $1,750 for 2003, 2002 and 2001, respectively.

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

EARNINGS PER SHARE

     The following tables set forth the computation of basic and diluted earnings per share (in thousands except for share data):

     BASIC

                                                        YEAR ENDED DECEMBER 31,
                                                ---------------------------------------
                                                   2003          2002          2001
                                                -----------   -----------   -----------
Net income applicable to basic earnings per
  share.......................................  $    31,751   $    32,064   $    21,216
                                                ===========   ===========   ===========
Average common shares outstanding.............   46,080,966    46,010,997    44,369,915
                                                ===========   ===========   ===========
Earnings per share............................  $       .69   $       .70   $       .48
                                                ===========   ===========   ===========

     DILUTED

                                                             DECEMBER 31,
                                                ---------------------------------------
                                                   2003          2002          2001
                                                -----------   -----------   -----------
Net income applicable to diluted earnings per
  share.......................................  $    31,751   $    32,064   $    21,216
                                                ===========   ===========   ===========
Average common shares outstanding.............   46,080,966    46,010,997    44,369,915
F.N.B. Corporation's convertible preferred
  stock.......................................       63,927       341,886       418,862
Net effect of dilutive stock options based on
  the treasury stock method using the average
  market price................................      827,970       718,991       677,041
                                                -----------   -----------   -----------
                                                 46,972,863    47,071,874    45,465,818
                                                ===========   ===========   ===========
Earnings per share............................  $       .68   $       .68   $       .47
                                                ===========   ===========   ===========

REGULATORY MATTERS

     Quantitative measures established by regulators to ensure capital adequacy require the Company's banking subsidiary to maintain minimum amounts and ratios of total and tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of tier 1 capital to average assets (as defined). Management believes, as of December 31, 2003, that the Company's banking subsidiary meets all capital adequacy requirements to which it is subject.

     As of December 31, 2003, the Company's banking subsidiary has been categorized by the various regulators as "well capitalized" under the regulatory framework for prompt corrective action.

     The Company's banking subsidiary is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company's banking subsidiary must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's banking subsidiary capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

     Following are the capital ratios as of December 31, 2003 for the Company's banking subsidiary, First National Bank of Florida (dollars in thousands):

                                                      WELL CAPITALIZED   MINIMUM CAPITAL
                                        ACTUAL          REQUIREMENTS       REQUIREMENTS
                                   ----------------   ----------------   ----------------
                                    AMOUNT    RATIO    AMOUNT    RATIO    AMOUNT    RATIO
                                   --------   -----   --------   -----   --------   -----
Total Capital (to risk-weighted
  assets)........................  $269,042   10.4%   $259,913   10.0%   $207,930    8.0%
Tier 1 Capital (to risk-weighted
  assets)........................   223,938    8.6     155,948    6.0     103,965    4.0
Tier 1 Capital (to average
  assets)........................   223,938    6.4     175,277    5.0     140,222    4.0

     The Company's banking subsidiary is not currently required to maintain aggregate cash reserves with the Federal Reserve Bank. However, the Company's banking subsidiary may maintain deposits with the Federal Reserve Bank for various services such as check clearing.

     Certain limitations exist under applicable law and regulations by regulatory agencies regarding dividend payments to a parent by its subsidiaries. In connection with the spin-off, First National Bank of Florida paid a $25 million special dividend to F.N.B. Corporation. As a result of the special dividend, First National Bank of Florida is required to obtain regulatory approval prior to paying a dividend until its earnings retained for the current year combined with the retained earnings of the two previous years exceed dividends paid over the same period.

     Under current Federal Reserve regulations, the Company's banking subsidiary is limited in the amount it may lend to non-bank affiliates, including the Company. Such loans must be secured by specified collateral. In addition, any such loans to a non-bank affiliate may not exceed 10% of the banking subsidiary's capital and surplus and the aggregate of loans to all such affiliates may not exceed 20%.

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

BUSINESS SEGMENTS

     The Company operates in three reportable segments: a community bank, an insurance agency and a wealth management company. The Company's community bank offers services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts and commercial, mortgage and individual installment loans. The Company's wealth management subsidiary offers trust services as well as various alternative investment products, including mutual funds and annuities. The Company's insurance agency is a full-service insurance agency offering all lines of commercial and personal insurance through major carriers. Other items shown in the following table represents eliminations, which are necessary for purposes of reconciling to the consolidated amounts. The following tables provide financial information for these segments (in thousands).

                                        COMMUNITY    INSURANCE     WEALTH
                                           BANK       AGENCY     MANAGEMENT    OTHER    CONSOLIDATED
                                        ----------   ---------   ----------   -------   ------------
AT OR FOR THE YEAR ENDED DECEMBER 31,
  2003
Interest income.......................  $  166,131    $   190      $    2     $   (29)   $  166,294
Interest expense......................      42,780         87           8         (29)       42,846
Provision for loan losses.............       7,184         --          --          --         7,184
Non-interest income...................      28,625     27,220       6,571          --        62,416
Non-interest expense..................     101,195     22,563       6,540          --       130,298
Intangible amortization...............         982        282           2          --         1,266
Income tax expense....................      14,616      1,906         109          --        16,631
Net income (loss).....................      28,981      2,854         (84)         --        31,751
Total assets..........................   3,717,993     36,975       2,368      (6,200)    3,751,136
Goodwill..............................     154,849     18,880          --          --       173,729

AT OR FOR THE YEAR ENDED DECEMBER 31,
  2002
Interest income.......................  $  150,834    $   154      $   --     $   (57)   $  150,931
Interest expense......................      47,301         55          --         (57)       47,299
Provision for loan losses.............       5,470         --          --          --         5,470
Non-interest income...................      24,228     25,810       4,690          --        54,728
Non-interest expense..................      78,875     20,262       5,304          --       104,441
Intangible amortization...............         832        161           5          --           998
Merger and consolidation related......         413         --          --          --           413
Income tax expense....................      14,344      2,228        (187)         --        16,385
Net income (loss).....................      29,072      3,419        (427)         --        32,064
Total assets..........................   2,707,556     25,656       1,992          --     2,735,204
Goodwill..............................      51,813     10,865          --          --        62,678

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

                                        COMMUNITY    INSURANCE     WEALTH
                                           BANK       AGENCY     MANAGEMENT    OTHER    CONSOLIDATED
                                        ----------   ---------   ----------   -------   ------------
AT OR FOR THE YEAR ENDED DECEMBER 31,
  2001
Interest income.......................  $  148,650    $   141      $   --     $   (63)   $  148,728
Interest expense......................      65,215        164          --         (63)       65,316
Provision for loan losses.............       4,468         --          --          --         4,468
Non-interest income...................      22,732     23,662       1,586          --        47,980
Non-interest expense..................      71,876     18,853       2,859          --        93,588
Intangible amortization...............       2,518         --         196          --         2,714
Merger and consolidation related......         603        680          31          --         1,314
Income tax expense....................      10,573      1,992        (445)         --        12,120
Net income (loss).....................      19,250      2,794        (828)         --        21,216
Total assets..........................   2,176,028     24,859       1,117          --     2,202,004
Goodwill..............................       4,963     10,865          --          --        15,828

CASH FLOW INFORMATION

     Following is a summary of cash flow information (in thousands):

                                                                 DECEMBER 31,
                                                         ----------------------------
                                                           2003      2002      2001
                                                         --------   -------   -------
Cash paid during year for:
  Interest.............................................  $ 44,367   $45,664   $67,106
  Income taxes.........................................    26,877    16,603     9,343
Non-cash Investing and Financing Activities:
  Acquisition of real estate in settlement of loans....       254     1,773     1,801
  Loans granted in the sale of other real estate.......        --        82     1,214
Contribution from F.N.B. Corporation of net assets of
  acquired company.....................................   141,707        --        --

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each financial instrument:

  CASH AND DUE FROM BANKS

     For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

  SECURITIES

     For both securities available for sale and securities held to maturity, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

  LOANS

     The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of adjustable rate loans approximates the carrying amount.

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

  DEPOSITS

     The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity deposits is estimated by discounting future cash flows using rates currently offered for deposits of similar remaining maturities.

  SHORT-TERM BORROWINGS

     The carrying amounts for short-term borrowings approximate fair value for amounts that mature in 90 days or less.

  LONG-TERM DEBT

     The fair value of long-term debt is estimated by discounting future cash flows based on the market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

     The estimated fair values of the Company's financial instruments as of December 31, 2003 and 2002 are as follows (in thousands):

                                                         DECEMBER 31,
                                       -------------------------------------------------
                                                2003                      2002
                                       -----------------------   -----------------------
                                        CARRYING       FAIR       CARRYING       FAIR
                                         AMOUNT       VALUE        AMOUNT       VALUE
                                       ----------   ----------   ----------   ----------
FINANCIAL ASSETS
Cash and short term investments......  $  105,658   $  105,658   $  127,300   $  127,300
Securities available for sale........     763,305      763,305      368,644      368,644
Securities held to maturity..........      12,029       12,531       16,625       17,229
Net loans, including loans held for
  sale...............................   2,436,431    2,477,305    1,963,874    2,006,244
FINANCIAL LIABILITIES
Deposits.............................  $2,719,989   $2,729,942   $2,122,052   $2,134,795
Short-term borrowings................     354,051      354,051      260,410      260,410
Long-term debt.......................     271,000      275,549       50,591       58,586

PRO FORMA FINANCIAL INFORMATION

     The following pro forma condensed consolidated financial statements should be read in conjunction with our historical consolidated financial statements and notes thereto contained in this document. The pro forma condensed consolidated financial information is presented for informational purposes and is intended to depict our combined operations after the spin-off. The pro forma condensed consolidated statement of income assumes that the spin-off occurred on January 1, 2003. This financial information does not purport to reflect our results of operations or financial position that would have occurred had we operated as a separate, independent company. The pro forma adjustments to the accompanying historical consolidated statements of income and consolidated balance sheet are set forth below.

     Also included are the pro forma results of operations for the acquisitions of Southern Exchange Bank and Lupfer Frakes, Inc. which were accounted for under the purchase method. These business combinations have been reflected in the pro forma condensed consolidated statement of income as if these acquisitions occurred on January 1, 2003. The pro forma condensed consolidated statement of income reflects all yield adjustments and amortization of identified intangibles resulting from these purchase transactions.

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                               DECEMBER 31, 2003

                                                                                             FIRST NATIONAL
                                   FIRST NATIONAL   SOUTHERN                                 BANKSHARES OF
                                   BANKSHARES OF    EXCHANGE     LUPFER-                     FLORIDA, INC.
                                   FLORIDA, INC.      BANK     FRAKES, INC.   ADJUSTMENTS      PRO FORMA
                                   --------------   --------   ------------   -----------    --------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                 (UNAUDITED)
Total interest income............   $   166,294      $7,183       $   14                      $   173,491
Total interest expense...........        42,846       2,653           47        $ 2,203(A)         47,749
                                    -----------      ------       ------        -------       -----------
Net interest income..............       123,448       4,530          (33)        (2,203)          125,742
Provision for loan losses........         7,184         658                                         7,842
                                    -----------      ------       ------        -------       -----------
Net interest income after
  provision for loan losses......       116,264       3,872          (33)        (2,203)          117,900
Total non-interest income........        62,416       1,379        3,317                           67,112
Merger-related expenses..........         1,235       1,441                                         2,676
Total other non-interest
  expenses.......................       129,063       3,459        3,463          1,444(B)        137,429
                                    -----------      ------       ------        -------       -----------
Income (loss) before income
  taxes..........................        48,382         351         (179)        (3,647)           44,907
Income tax expense (benefit).....        16,631         136          (69)        (1,407)(C)        15,291
                                    -----------      ------       ------        -------       -----------
  Net income (loss)..............   $    31,751      $  215       $ (110)       $(2,240)      $    29,616
                                    ===========      ======       ======        =======       ===========
Earnings per share:
  Basic..........................   $       .69                                               $       .64
  Diluted........................   $       .68                                               $       .63
Average shares outstanding:
  Basic..........................    46,080,966                                                46,080,966
  Diluted........................    46,972,863                                                46,972,863

---------------

NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME

(A) To record additional interest expense related to the $41.2 million debenture between the Company and First National Bankshares Statutory Trust I and the $17.0 million of subordinated borrowings. The $41.2 million debenture has a term of 30 years with interest accruing at a rate of the three-month libor plus 290 basis points. The $17.0 million of subordinated borrowings will have a term of seven years with interest accruing at a rate of the three-month libor plus 170 basis points.

(B) To record the additional incremental expenses we expect to incur as a separate publicly traded company. Examples of such expenses include: legal fees, investor relations costs, internal and external audit costs, shareholder services, director fees, salary and benefits associated with additions to staff functions and other miscellaneous expenses. The more significant annual costs components include the following (in thousands):

Director fees...............................................  $395
Shareholder services........................................   325
Staff additions -- audit, risk management, legal............   400
Third party services for legal, accounting and auditing.....   175
Investor relations..........................................    75

(C) To record the income tax impact of the pro forma adjustments at our statutory income tax rate of 38.6%.

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES

          FIRST NATIONAL BANKSHARES OF FLORIDA, INC. AND SUBSIDIARIES
                           QUARTERLY EARNINGS SUMMARY

                                                         MAR. 31   JUNE 30   SEPT. 30   DEC. 31
                                                         -------   -------   --------   -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                      (UNAUDITED)
QUARTER ENDED 2003
Total interest income..................................  $37,963   $43,895   $41,617    $42,819
Total interest expense.................................    9,979    12,068    10,636     10,163
Net interest income....................................   27,984    31,827    30,981     32,656
Provision for loan losses..............................    1,732     1,828       952      2,672
Total non-interest income..............................   15,104    17,523    15,041     14,748
Merger expenses........................................    1,014        --        --        221
Total non-interest expenses*...........................   28,249    31,532    33,022     37,495
Net income.............................................    8,719    10,586     8,299      4,147
PER COMMON SHARE
Earnings
  Basic................................................  $   .19   $   .23   $   .18    $   .09
  Diluted..............................................  $   .18   $   .23   $   .18    $   .09
QUARTER ENDED 2002
Total interest income..................................  $36,384   $37,760   $38,577    $38,210
Total interest expense.................................   12,117    11,949    12,058     11,175
Net interest income....................................   24,267    25,811    26,519     27,035
Provision for loan losses..............................    1,265     1,347     1,403      1,455
Total non-interest income..............................   13,792    13,621    13,136     14,179
Merger expenses........................................      413        --        --         --
Total non-interest expenses............................   26,401    23,898    25,416     28,726
Net income.............................................    6,931     9,287     8,326      7,520
PER COMMON SHARE
Earnings
  Basic................................................  $   .15   $   .20   $   .18    $   .17
  Diluted..............................................  $   .14   $   .20   $   .18    $   .16

---------------

* Total non-interest expenses for the quarters ended September 30 and December 31, 2003 include restructuring expenses of $1.9 million and $8.6 million, respectively.